                                                                     EXHIBIT 10v

                                                         JACK WARD
                                                         CHAIRMAN AND
[RUSSELL CORPORATION(TM) LOGO]                           CHIEF EXECUTIVE OFFICER

3330 Cumberland Blvd., Suite 800                         ph/ 678.742.8900
Atlanta, Georgia 30339                                   fx/ 678.742.8995

                                  June 16, 2003

VIA Facsimile and Overnight Courier: (314)657-1101

Mr. Edsel W. Flowers
2021 Woodmoor Ridge Drive
Wildwood, MO 63011

Dear Ed:

      I am pleased to extend to you an offer to serve as Senior Vice President, Human Resources of Russell Corporation ("Russell"). In addition, you will be recommended to the Board of Directors to be elected a corporate officer at the board's July meeting.

      Your base annual salary will be $230,000, subject to annual merit increases in conjunction with our performance review process each March. Your target annual bonus will be 40% of base with a maximum potential of 80% of base. For calendar year 2003, your bonus will be guaranteed at the target of 40% of base salary earned during the period you worked in 2003.

      You will also receive 2,000 shares of Russell restricted stock which would vest ratably over a two-year period with 50% vesting on each anniversary date of your employment. In addition, you will be a participant in Russell's long term incentive program, which includes the fiscal 2003-2005 Performance Share Award Program (see attached). You will receive 12,000 Performance Shares under the Program. Any shares earned under the Program will be awarded in 2006, though, at your option, you may elect to defer the shares.

      Our benefit package offers you many individual options to meet your financial and welfare needs, including, but not limited to, participation in Russell's SERP, Executive Physical Program, financial planning assistance (up to 3% of base salary) and employee stock purchase plan. In addition, you will be eligible for 4 weeks vacation annually. Ron Davie, our director of staffing and compliance, is available to discuss specific benefit information with you. Please do not hesitate to call Ron at 678/742-8903.

      You also agree that for a period of 1 year following your employment with Russell, you will not, directly or indirectly, solicit or employ any employee of Russell, its subsidiaries or affiliates in any business organization or entity in which you are a participant in any capacity whatsoever.

      We will, of course, pay moving expenses, including the purchase of your home in the St. Louis area in accordance with our relocation policy, a copy of which is being sent to you via overnight courier.

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Mr. Ed Flowers
June 16, 2003
Page Two

      As part of our aim to achieve a "drug free" working environment, we request that all employees undergo a drug screening process. Ron can discuss and arrange a mutually convenient time to complete this requirement. This offer is contingent upon the successful completion of the drug screening process as well as a background check and your signing of our standard confidentiality agreement, a copy of which is attached, in accordance with our Confidentiality Policy.

      Please acknowledge your acceptance of this offer by signing below and returning a signed copy of this letter to me.

      Ed, I believe we have an opportunity that will be exciting and intellectually stimulating for you. I am delighted to present you with this opportunity to join the Russell team and look forward to the numerous contributions you will bring to Russell.

                                      Sincerely,

                                      /s/ Jack Ward
                                      ---------------
                                      Jack Ward

jk

Attachments

Agreed and accepted this 18 day of JUNE, 2003.

/s/ Edsel W. Flowers
---------------------------------
EDSEL W. FLOWERS

RUSSELL CORPORATION
3330 CUMBERLAND BOULEVARD - SUITE 800
ATLANTA, GEORGIA 30339 - (678)742-8900 - FAX(678)742-8995